Press Release

deltathree Acquires Assets of Go2Call

deltathree Expands Its Network of VoIP Service Providers and Consumers Worldwide

New York, NY - February 20, 2007 - deltathree, Inc. (NASDAQ: DDDC), a leading provider of SIP-based Voice over Internet Protocol (VoIP) solutions for service providers and consumers worldwide, today announced that it acquired the service provider and consumer businesses of Go2Call.com, Inc., a privately-held U.S.-based VoIP solutions provider. deltathree signed a definitive agreement to purchase these businesses from Go2Call on February 17, 2007. The transaction closed on February 19, 2007.

Under the terms of the agreement, deltathree acquired Go2Call’s consumer and service provider businesses as well as key components of their regional infrastructure worldwide. With the addition of Go2Call’s customer accounts, deltathree strengthens its service provider and consumer channels while expanding its presence to new regions of the world.

The consideration for this transaction includes a combination of cash and shares of deltathree, Inc. common stock. deltathree has provided registration rights for the registration of the shares of common stock issued in this transaction. Pursuant to these registration rights, deltathree is obligated to file a registration statement within 75 days after February 19, 2007. Additional details regarding the transaction will be disclosed by deltathree in its filing of a Current Report on Form 8-K with the U.S. Securities and Exchange Commission.

deltathree anticipates this acquisition will have a positive impact on its fiscal 2007 consolidated revenues and earnings. deltathree expects to achieve synergies from gaining this customer base as well as long-term revenue growth and earnings accretion.

“This acquisition of Go2Call’s service provider and consumer VoIP businesses represents a complementary match with deltathree’s core strategic positioning and offers another distinct path to drive revenue and earnings parallel to our organic growth initiatives,” stated Shimmy Zimels, deltathree’s President and CEO. “The agreement is a win-win for deltathree, Go2Call and their clients. Through the businesses and infrastructure acquired in this transaction, deltathree expands its presence to new regions of the world with a fortified network. deltathree in turn, will continue to provide Go2Call’s established clients with the quality and service they have come to expect. With over a decade of expertise in the industry and a comprehensive strategy for growth, deltathree will provide these new clients with a smooth transition that allows them to continue to enjoy the flexibility and value of VoIP communications without interruption.”

Go2Call was founded in 1998 and is headquartered in Evanston, Illinois. Go2Call has been internationally recognized in the development and deployment of hosted VoIP solutions. It has provided its VoIP services and solutions to more than 200 service providers in nearly 100 countries around the world.

About deltathree
Founded in 1996, deltathree, Inc. is a leading provider of integrated Voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructure. deltathree offers high quality Internet telephony solutions that are viable and cost-effective alternatives to traditional telephone services. Supporting hundreds of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the Service Provider / Reseller channel and the iConnectHere direct-to-consumer channel. deltathree’s advanced solutions offer service providers and resellers a full spectrum of private label VoIP products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment including: project planning and implementation, network management, soft switch applications, a variety of VoIP hardware devices, web development, management tools and a full suite of back office services. iConnectHere, deltathree's direct-to-consumer offering, provides award-winning VoIP products directly to consumers and small businesses online using the same primary platform.

For more information about deltathree, please visit www.deltathree.com.

About Go2Call.com
Recognized worldwide as a leader in the VoIP industry, Go2Call delivers turnkey VoIP solutions that meet the diverse needs of service providers, including PTTs/Telecom Carriers, ISPs/Broadband Providers and Licensed VoIP Operators. The award-winning Go2Call Platform enables customers to provide powerful and lucrative VoIP services while building brand equity and reducing implementation costs and time frames.

For more information about Go2Call, please visit www.go2call.com.

Forward Looking Statements
Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect deltathree's business and prospects and cause actual results to differ materially from these forward-looking statements, including expectation relating to our acquisition of the assets from Go2Call and expected synergies. Some of the important factors that could cause our results to differ include the following: our failure to (1) successfully integrate Go2Call assets and certain employees into our business and achieve expected synergies, (2) retain key customers and (3) retain certain employees. A number of other risks that may impact our business are included in our Form 10-K for fiscal 2005 and in subsequent Forms 10-Q, and other SEC filings. You can locate these reports through our website at www.deltathree.com/investors_overview.aspx. Except as required under the federal securities laws and the rules and regulations of the SEC, deltathree does not have any intention or obligation to update publicly any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Investor Relations Contact:	Media Relations Contact:
Erik Knettel	Susan Park
The Global Consulting Group	deltathree, Inc.
(646) 284-9415	(212) 500-4836
ir@deltathree.com	pr@deltathree.com